HSBC USA INC. Reverse Convertible Notes Linked to an Equally Weighted Basket of Equities
Filed Pursuant to Rule 433
Registration No. 333-133007
October 18, 2007

FREE WRITING PROSPECTUS
(To the Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007 and the
Product Supplement dated July 31, 2006)

Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

This free writing prospectus relates to one note offering linked to the performance of an equally-weighted basket of five reference assets. The purchaser of a note will acquire a security linked to an equally-weighted basket of five reference assets as further described herein. Although the offering relates to the performance of an equally-weighted basket of five reference assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the related notes. The following key terms relate to this notes offering:

•     Issue Amount: [●]
•     Principal Amount: $1,000.00 per note
•     Offering Period End Date: [October 18, 2007 at 4:00 pm, New York City time]
•     Initial Public Offering Price: 100 per cent
•     Initial Valuation Date: October 18, 2007
•     Issue Date: October 23, 2007
•     Final Valuation Date: April 18, 2008, subject to adjustment as described in the product supplement.
•     Maturity Date: 3 business days after the last final valuation date; expected to be April 23, 2008.
•     Agent’s Discount Per Note / Total(1): [●]/ [●]
•     Proceeds To Us Per Note / Total: [●] / [●]
•     Interest Rate (Per Annum): 12.00%

•     Interest Payment Dates: The 23rd calendar day of each month following the issue date (or, if that is not a business day, the following business day), commencing on November 23, 2007 and ending on the maturity date.
•     Initial Price: With respect to each reference asset, the applicable market price (as described herein) on the initial valuation date.
•     Barrier Price: With respect to each reference asset, the product of the applicable barrier level for that reference asset multiplied by the applicable initial price of that reference asset.
•     Final Price: With respect to each reference asset, the applicable market price on the final valuation date for that reference asset.
•     Term of Notes: 6 months
•     Cusip: 4042K0 DM4
•     ISIN: [●]
•     Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

(1)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INITIAL PRICE	BARRIER LEVEL	WEIGHTING	CASH DELIVERY AMOUNT (FOR EACH $1,000 OF NOTES) (2)	PHYSICAL DELIVERY AMOUNT(FOR EACH $1,000 OF NOTES)(2)
Gol Linhas Aéreas Inteligentes S.A - ADS (GOL)	TBD	65%	20.00%	$200.00	TBD
HEADWATERS INCORPORATED (HW)	TBD	65%	20.00%	$200.00	TBD
COLLECTIVE BRANDS, INC. (PSS)	TBD	65%	20.00%	$200.00	TBD
Sepracor Inc. (SEPR)	TBD	65%	20.00%	$200.00	TBD
IMPERIAL SUGAR COMPANY (IPSU)	TBD	65%	20.00%	$200.00	TBD
(2)	With respect to a reference asset, the cash delivery amount is a cash payment equal to the product of (i) the principal amount multiplied by (ii) the weighting of such reference asset.
(3)
The physical delivery amount with respect to a reference asset will be expressed in shares of such reference asset and calculated by the calculation agent by dividing the principal amount of each note by the initial price of such reference asset, and multiplied by the weighting of such reference asset. Any fractional shares included in the physical delivery amount for a reference asset will be paid in cash.

See “Risk Factors” in this free writing prospectus beginning on page FWP-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

HSBC SECURITIES (USA) INC. October 18, 2007

GENERAL TERMS

This free writing prospectus relates to one note offering linked to the performance of an equally-weighted basket of five reference assets identified on the cover page. The purchaser of a note will acquire a security linked to the performance of an equally weighted basket of five reference assets as further described herein. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the product supplement dated July 31, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-2 of this free writing prospectus, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement atwww.sec.gov/Archives/edgar/data/83246/000110465906049988/a06-17097_1424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invested, if, with respect to any reference asset, both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of such reference asset on any day is below its respective barrier price and (b) the final price of such reference asset is lower than its initial price. If the above two conditions are true with respect to any reference asset, at maturity and for each $1,000 of notes, you will receive the physical delivery amount for such reference asset (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset).

For each $1,000 of notes and with respect to any reference asset, you will receive a cash delivery amount (as defined below) relating to such reference asset if, and only if, either of the following is true: (a) the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day.

If you receive the physical delivery amount(s) (as defined below) with regard to one or more reference assets at maturity, the amount you will receive at maturity per note will be less than the principal amount of your note and may be zero. Accordingly, you may lose up to the entire principal amount of each note you purchase.

In respect of each reference asset, you will receive either a cash delivery amount or a physical delivery amount relating to such reference asset. Thus, because the notes are linked to the performance of five reference assets in an equally-weighted basket, the total payment at maturity may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s).

We cannot predict the final price of any reference asset on the final valuation date.

You may lose some or all of your principal if you invest in the notes.

2.	You are exposed to the risks of each reference asset.

Your total payment at maturity depends on the performance of each of the five reference assets in an equally-weighted basket. You should therefore be prepared to be equally exposed to the risks related to each of the reference assets. Poor performance by any one of the reference assets over the term of notes may negatively affect the amount and form of your total payment at maturity and will not be offset or mitigated by positive performance by any of the other reference assets.

3.	You will not participate in any appreciation in the value of any reference asset.

You will not participate in any appreciation in the value of any reference asset. If the final price of any reference asset is greater than the initial price of such reference asset, the sum of any interest payments you receive during the term of the notes and the cash delivery amount you receive with respect to such reference asset at maturity will not reflect the positive performance of such reference asset or any appreciation in the values of the other reference assets. Under no circumstances, regardless of the extent to which the value of any reference asset appreciates, will your return exceed the interest rate specified on the cover page. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in one or more of the reference assets.

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4.	Risks relating to the reference assets.

The notes are subject to the risks of any investment in common stocks and American depositary shares (“ADS”), including the risk that the prices of the stocks and ADS may decline. Any of the following factors may have a negative effect on the value of any reference asset and thus adversely affect the trading value of the notes. The following is a list of some of the significant risks associated with a reference asset:

•
Historical performance of any reference asset does not indicate future performance of such reference asset. It is impossible to predict whether the value of any reference asset will rise or fall during the term of the notes; and

•
The trading price of any reference asset will be influenced by political, economic, financial, market and other factors. It is impossible to predict what effect these factors will have on the value of any reference asset.

5.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page FWP-4 of this free writing prospectus and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this free writing prospectus do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

6.	The controlling shareholder of Gol Linhas Aéreas Inteligentes S.A. informs that it is analyzing various alternatives with respect to its holdings in Gol Linhas Aéreas Inteligentes S.A.

According to publicly available information, the controlling shareholder of Gol Linhas Aéreas Inteligentes S.A. informs that it is analyzing various alternatives with respect to its holdings in Gol Linhas Aéreas Inteligentes S.A. As one of these alternatives, the controlling shareholder is also analyzing a possible delisting tender offer aimed at cancelling the registration of Gol Linhas Aéreas Inteligentes S.A. as a listed company on the São Paulo Stock Exchange. The controlling shareholder has not taken any decision at this time and may proceed or not proceed with a delisting tender offer or any other transaction. The controlling shareholder may also decide to pursue any of the alternative courses of action available to it, including purchasing shares on the market or conducting tender offers. For more information on Gol Linhas Aéreas Inteligentes S.A, note purchasers can access the website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of that reference asset below.

SUMMARY

Payment at Maturity

Your total payment at maturity for each note you hold will depend on the performance of the reference assets between the initial valuation date and the final valuation date, inclusive.

For each $1,000 of notes and with respect to any reference asset, you will receive a physical delivery amount (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset) if both of the following are true: (a) the final price of such reference asset is lower than the initial price of such reference asset and (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset on any day is below its respective barrier price. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of a physical delivery amount for any reference asset, the cash equivalent of such shares with a per share price equal to the final price of such reference asset. However, we currently expect to deliver the physical delivery amount(s) with respect the reference assets and not cash in lieu of the physical delivery amount(s) in the event the conditions described above occur with respect to such reference asset(s).

For each $1,000 of notes and with respect to any reference asset, you will receive a cash delivery amount relating to such reference asset if, and only if, either of the following is true: (a) the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day.

In respect to a reference asset, you will receive either a cash delivery amount or a physical delivery amount relating to such reference asset. Thus, because the notes are linked to the performance of five reference assets in an equally-weighted basket, your total payment at maturity may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s).

For any reference asset, if the final valuation date is not a scheduled trading day, the final price of such reference asset will be determined on the following day that is a scheduled trading day.

As described in the product supplement, on any scheduled trading day on which the value of a reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of such reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of such reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If a reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for such reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

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In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

Cash Delivery Amount

With respect to a reference asset, the cash delivery amount is a cash payment equal to the product of (i) the principal amount multiplied by (ii) the weighting of such reference asset as described on the front cover.

Physical Delivery Amount

With respect to a reference asset, if the payment at maturity per note is in physical shares of such reference asset, you will receive a number of shares of such reference asset referred to as the “physical delivery amount” (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the number fractional shares relating to such reference asset multiplied by the final price of such reference asset). The physical delivery amount with respect to a reference asset will be calculated by the calculation agent by dividing the principal amount of each note by the initial price of such reference asset, and multiplied by the weighting of such reference asset. The physical delivery amount with respect to any reference asset, the initial price of any reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this free writing prospectus, and interest payments will be made on the interest payment dates specified on the front cover of this free writing prospectus. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see “Description of the Notes - Fixed Rate Notes” in the prospectus supplement.

Market Disruption Event

To the extent a market disruption event exists on a day on which the final price of a reference asset is to be determined, the market price of such reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to such reference asset; provided that if a market disruption event exists with respect to such reference asset on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price of such reference asset on such date. For the avoidance of doubt, if no market disruption event exists with respect to a reference asset on the final valuation date, the determination of the final price of such reference asset will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other reference assets.

The term “market disruption event” is described and defined in the product supplement.

The calculation agent will notify the noteholders of the existence of a market disruption event with respect to a reference asset on any day that but for the occurrence or existence of a market disruption event would have been the final valuation date.

Merger Event and Tender Offer

If a merger event or tender offer occurs with respect to any reference asset and any distributions of property (other than the publicly quoted new shares that are traded or listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or their successors in interest) are made on the shares of such reference asset, in whole or in part, then the calculation agent shall accelerate the maturity date to the day which is five business days after the approval date. On the accelerated maturity date, we shall pay to each holder of a note the total payment at maturity, which may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s), provided that the final price of that reference asset subject to a merger event or tender offer will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the final valuation date will be deemed to be the approval date and the relevant period with respect to any interest payment shall be deemed to end on and include the approval date. The calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of notes the economic equivalent of any remaining payment obligations with respect to the notes hereunder. In addition, on the accelerated maturity date, the final prices for the other reference assets shall be the market prices of such reference assets on the accelerated final valuation date referred to above.

Share Delisting, Nationalization, Insolvency

If a nationalization, insolvency or share delisting occurs with respect to any reference asset, the calculation agent shall accelerate the maturity date to the day which is five business days after the announcement date. On the accelerated maturity date, the issuer shall pay to each noteholder the total payment at maturity, which may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s), provided that the final price of each reference asset will be deemed to be the market price of such reference asset on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of notes the economic equivalent of any remaining payment obligations with respect to the notes hereunder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one reasonable approach, each note should be treated for federal income tax purposes as one or more put options written by you (the “Put Option”) that permits us to (1) sell a reference asset to you at the maturity date for an amount equal to the Deposit (as defined below) multiplied by the weighting of such reference asset, or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the value of the reference asset at such time and the Deposit multiplied by the weighting of such reference asset), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligations under the Put Option. We intend to treat the notes consistent with this approach. However, other reasonable approaches are possible Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Debt Instruments” in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

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As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 12.00% per cent (per annum) interest rate on the notes among interest on the Deposit and Put Premium, [●] per cent constitutes interest on the Deposit and [●] per cent constitutes Put Premium.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

INFORMATION REGARDING REFERENCE ISSUERS AND REFERENCE ASSETS

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective reference asset for each quarter in the period from January 1, 2004 through September 28, 2007, and for the period from October 1, 2007 through October 17, 2007. For those reference assets whose initial public offerings occurred after January 1, 2004, the earliest data shown is from the first quarter of public trading on the relevant exchange for such reference assets. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of each reference asset should not be taken as an indication of future performance of such reference asset.

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ILLUSTRATIVE EXAMPLES
The examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the final prices of reference assets relative to their respective initial prices. We cannot predict the final price of any reference asset on the final observation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial prices, barrier prices and final prices of the reference assets used in the illustrations below are not the actual initial prices, barrier prices and final prices of the reference assets. In addition, the examples assume that the reference assets have no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference assets. The hypothetical total value of Cash Delivery Amounts is rounded to the nearest dollar. The hypothetical total payment at maturity in both example 1 and example 2 below does not include interest payment(s).

The following examples indicate how the total payment at maturity would be calculated with respect to a hypothetical $1,000 investment in a note and illustrate that the total payment at maturity may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s). These examples assume that the note is held to maturity. The total payment at maturity received by investors will depend on several factors, including, but not limited to, with respect to a reference asset (i) whether the market price of such reference asset is below its respective barrier price on any day between the initial valuation date and the final valuation date, inclusive, and (ii) the final price of such reference asset. The following is a general description of how the hypothetical total payment at maturity was determined:

•
With respect to a reference asset if (a) the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day, you will receive a cash delivery amount relating to such reference asset; or

•
With respect to a reference asset if (a) the final price of a reference asset is lower than the initial price of such reference asset and (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset on any day is below its respective barrier price, you will receive a physical delivery amount relating to such reference asset (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset).

Example 1 : Four reference assets experience increases and the other reference asset experiences a decrease in their respective final price relative to their respective initial prices, but the market price of each reference asset was never below its respective barrier price on any day between the initial valuation date and final valuation date, inclusive. Therefore, an investor in notes would receive the cash delivery amount with respect to each reference asset.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE EVER REACHED	FINAL PRICE	WEIGHTING	CASH DELIVERY AMOUNT	PHYSICAL DELIVERY AMOUNT VALUE
Gol Linhas Aéreas Inteligentes S.A - ADS (GOL)	$26.00	No	$28.00	20.00%	$200.00	N/A
HEADWATERS INCORPORATED (HW)	$15.00	No	$17.00	20.00%	$200.00	N/A
COLLECTIVE BRANDS, INC. (PSS)	$20.00	No	$14.00	20.00%	$200.00	N/A
Sepracor Inc. (SEPR)	$25.00	No	$30.00	20.00%	$200.00	N/A
IMPERIAL SUGAR COMPANY (IPSU)	$27.00	No	$28.00	20.00%	$200.00	N/A
Total Value of Cash Delivery Amounts and Total Value of Physical Delivery Amounts					$1000.00	N/A
Dollar Value of Total Payment at Maturity					$1,000.00

Example 2: Three reference assets experience increases and two reference assets experience decreases in their respective final prices relative to their respective initial prices, but the market prices of some reference assets fell below their respective barrier prices on any day between the initial valuation date and final valuation date, inclusive. Therefore, an investor in notes would receive a combination of cash delivery amounts with respect to four reference assets and physical delivery amounts with respect to the final reference asset.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE EVER REACHED	FINAL PRICE	WEIGHTING	CASH DELIVERY AMOUNT	PHYSICAL(1) DELIVERY AMOUNT VALUE
Gol Linhas Aéreas Inteligentes S.A - ADS (GOL)	$26.00	No	$28.00	20.00%	$200.00	N/A
HEADWATERS INCORPORATED (HW)	$15.00	Yes	$9.00	20.00%	N/A	$120.00
COLLECTIVE BRANDS, INC. (PSS)	$20.00	No	$18.00	20.00%	$200.00	N/A
Sepracor Inc. (SEPR)	$25.00	Yes	$26.00	20.00%	$200.00	N/A
IMPERIAL SUGAR COMPANY (IPSU)	$27.00	No	$30.00	20.00%	$200.00	N/A
Total Value of Cash Delivery Amounts and Total Value of Physical Delivery Amount					$800.00	$120.00
Dollar Value of Total Payment at Maturity					$920.00
(1)	The hypothetical physical delivery amount includes the amount in cash equal to the fractional shares relating to the applicable reference asset.

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GOL LINHAS AÉREAS INTELIGENTES S.A - ADS (GOL)

Description of Gol Linhas Aéreas Inteligentes S.A

According to publicly available information, Gol Linhas Aéreas Inteligentes S.A (“GOL”) operates as an airline company in South America and Brazil. GOL also offers air cargo services and operates an installment payment mechanism. GOL's customers include business passengers traveling between Brazilian cities, such as Sao Paulo, Rio de Janeiro, and Belo Horizonte; leisure passengers traveling to other destinations in Brazil; and customers traveling to international destinations, such as Argentina, Bolivia, Chile, Paraguay, Peru, and Uruguay. The American depositary shares of GOL commenced trading on the New York Stock Exchange in the second quarter of 2004; thus, the below historical prices of GOL’s American depositary shares of started in the second quarter of 2004.

GOL’s SEC file number is 001-32221.

Historical Performance of GOL

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	9.55	8.50	8.50
September 30, 2004	10.75	8.20	10.15
December 31, 2004	16.75	9.30	15.94
March 31, 2005	17.00	12.21	12.57
June 30, 2005	17.24	12.18	15.03
September 30, 2005	18.27	14.00	16.23
December 30, 2005	29.20	14.13	28.21
March 31, 2006	35.05	24.00	26.80
June 30, 2006	41.20	26.64	35.50
September 29, 2006	37.54	27.35	34.35
December 29, 2006	37.07	26.71	28.67
March 30, 2007	32.39	25.50	30.43
June 29, 2007	34.50	26.98	32.99
September 28, 2007	33.38	19.02	24.00
October 1, 2007 through October 17, 2007	27.38	22.77	26.09

HEADWATERS INCORPORATED (HW)

Description of HEADWATERS INCORPORATED

According to publicly available information, HEADWATERS INCORPORATED (“Headwaters”), through its subsidiaries, provides products, technologies, and services to the energy and construction materials industries in the United States. Headwaters operates in three segments: Construction Materials, Coal Combustion Products, and Alternative Energy. The Construction Materials segment designs, manufactures, and markets shutters, gable vents, mounting blocks and tools, and architectural manufactured stones. The Coal Combustion Products segment markets coal combustion products, such as fly ash and bottom ash to the building products and ready mix concrete industries. The Alternative Energy segment develops catalyst technologies to convert coal and heavy oil into liquid fuels, as well as nanocatalyst processes and applications. The common stock of Headwaters commenced trading on the New York Stock Exchange in the second quarter of 2005; thus, the below historical prices of Headwater’s common stock started in the second quarter of 2005.

Headwater’s SEC file number is 1-32459.

Historical Performance of Headwaters

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	35.57	29.10	34.38
September 30, 2005	45.75	34.00	37.40
December 30, 2005	38.30	30.31	35.44
March 31, 2006	40.19	31.57	39.79
June 30, 2006	40.15	24.02	25.56
September 29, 2006	26.16	20.55	23.35
December 29, 2006	26.00	21.22	23.96
March 30, 2007	25.44	21.27	21.85
June 29, 2007	22.94	16.71	17.27
September 28, 2007	18.13	14.11	14.88
October 1, 2007 through October 17, 2007	15.85	14.34	14.65

FWP-7

COLLECTIVE BRANDS, INC. (PSS)

Description of COLLECTIVE BRANDS, INC.

According to publicly available information, COLLECTIVE BRANDS, INC. (“Collective Brands”), together with its subsidiaries, operates as a specialty family footwear retailer in the western Hemisphere. Collective Brands’ stores offer athletic, casual, and dress shoes; sandals; work and fashion boots; slippers; and accessories, such as handbags and hosiery for women, men, and children. Collective Brands also wholesale footwear. In addition, Collective Brands operates a shoe dyeing facility. Collective Brands operates its stores in various real estate formats, including shopping malls, central business districts, free-standing buildings, strip centers, and leased departments within other retailers. .

Collective Brands’ SEC file number is 1-14770.

Historical Performance of Collective Brands

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	14.30	12.35	13.96
June 30, 2004	17.70	13.65	14.91
September 30, 2004	15.00	10.01	10.13
December 31, 2004	13.35	9.20	12.30
March 31, 2005	15.94	11.35	15.79
June 30, 2005	20.23	13.00	19.20
September 30, 2005	21.71	16.20	17.40
December 30, 2005	25.74	15.02	25.10
March 31, 2006	25.30	20.94	22.89
June 30, 2006	27.79	20.36	27.17
September 29, 2006	28.80	22.09	24.90
December 29, 2006	33.64	24.12	32.82
March 30, 2007	35.36	29.41	33.20
June 29, 2007	37.20	30.84	31.55
September 28, 2007	32.20	20.39	22.06
October 1, 2007 through October 17, 2007	24.65	18.82	19.22

SEPRACOR INC. (SEPR)

Description of Sepracor Inc.

According to publicly available information, Sepracor Inc. (“Sepracor”) engages in the research, discovery, development, and commercialization of pharmaceutical products for the treatment of respiratory and central nervous system disorders in the United States and Canada. Sepracor develops products for the synthesis and separation of pharmaceutical and biopharmaceutical compounds. Sepracor offers its products to primary care physicians, allergists, pulmonologists, pediatricians, hospitals, psychiatrists, and sleep specialists through its sales professionals.

Sepracor’s SEC file number is 0-19410.

Historical Performance of Sepracor

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	49.57	24.07	48.10
June 30, 2004	54.06	41.89	52.90
September 30, 2004	53.54	39.85	48.78
December 31, 2004	59.96	41.83	59.37
March 31, 2005	66.55	53.25	57.41
June 30, 2005	63.75	54.68	60.01
September 30, 2005	60.84	48.58	58.99
December 30, 2005	60.43	51.35	51.60
March 31, 2006	60.20	47.22	48.81
June 30, 2006	60.75	42.35	57.14
September 29, 2006	57.40	43.84	48.44
December 29, 2006	62.88	47.75	61.58
March 30, 2007	63.24	45.84	46.63
June 29, 2007	57.11	40.26	41.02
September 28, 2007	43.31	25.88	27.50
October 1, 2007 through October 17, 2007	28.62	24.76	25.30

FWP-8

IMPERIAL SUGAR COMPANY (IPSU)

Description of IMPERIAL SUGAR COMPANY

According to publicly available information, IMPERIAL SUGAR COMPANY (“Imperial Sugar”), together with its subsidiaries, engages in processing and marketing refined sugar in the United States. Imperial Sugar refines, packages, and distributes granulated, powdered, liquid, and brown sugars. Imperial Sugar markets its products in various packaging options under various brand names, such as Dixie Crystals, Holly, and Imperial. Imperial Sugar also produces specialty sugar products, including savannah gold, edible molasses, syrups, and specialty sugars used in confections and icings. Imperial Sugar sells its products to retail grocers; foodservice distributors; and industrial customers, principally food manufacturers, through wholesalers and distributors, as well as through direct sales force.

Imperial Sugar’s SEC file number is 000-16674.

Historical Performance of Imperial Sugar

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	15.05	11.25	12.00
June 30, 2004	13.90	11.25	13.41
September 30, 2004	15.19	13.00	13.93
December 31, 2004	20.52	13.69	19.05
March 31, 2005	18.97	13.04	13.91
June 30, 2005	16.69	10.25	15.49
September 30, 2005	16.00	11.11	13.55
December 30, 2005	16.86	12.50	13.58
March 31, 2006	32.33	13.39	30.47
June 30, 2006	36.76	19.12	23.72
September 29, 2006	33.00	21.85	31.12
December 29, 2006	31.19	21.75	24.21
March 30, 2007	35.16	24.27	33.53
June 29, 2007	33.97	25.64	30.79
September 28, 2007	32.02	24.86	26.13
October 1, 2007 through October 17, 2007	27.94	26.00	27.31

FWP-9